Filed Pursuant to Rule 424(b)(5)

Registration No. 333-65642

Prospectus Supplement

(To Prospectus dated January 23, 2002)

VENTAS, INC.

DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplement supplements the prospectus of Ventas, Inc. dated January 23, 2002, as supplemented March 11, 2003, December 8, 2003 and December 29, 2004 (which we refer to in this prospectus supplement as the prospectus), relating to Ventas, Inc.’s Distribution Reinvestment and Stock Purchase Plan. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

This prospectus supplement contains a revised Schedule A to the prospectus. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to common share distribution reinvestments and optional cash payments under the Plan for 2006, as such dates are described in the prospectus.

The date of this Prospectus Supplement is December 14, 2005.

SCHEDULE A

2006

COMMON SHARE DISTRIBUTION REINVESTMENTS1

Discount Set Date	Record Date	Investment Date[2]
March 2	March 7	March 30
June 2	June 7	June 28
September 13	September 18	September 29
December 12	December 15	December 29

OPTIONAL CASH PAYMENTS

Threshold Price and Discount Set Date	Record Date and Optional Cash Payment Due Date	Pricing Period Commencement Date	Pricing Period Conclusion Date[3]
January 3	January 6	January 9	January 25
February 1	February 6	February 7	February 23
March 1	March 6	March 7	March 22
April 3	April 6	April 7	April 25
May 1	May 4	May 5	May 22
June 1	June 6	June 7	June 22
July 3	July 7	July 10	July 25
August 1	August 4	August 7	August 22
September 1	September 7	September 8	September 25
October 2	October 5	October 6	October 23
November 1	November 6	November 7	November 22
December 1	December 6	December 7	December 22

[1]	The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and distribution payment dates will be determined by the Board of Directors.

[2]	The investment date (and pricing date) with respect to shares of common stock acquired directly from us will be the distribution payment date declared by the Board of Directors. The investment date with respect to shares of common stock acquired in open market transactions will typically be the distribution payment date, but will be no later than ten business days following the distribution payment date.

[3]	The pricing period conclusion date is also the investment date with respect to optional cash payments of $5,000 or less.

NEW YORK STOCK EXCHANGE HOLIDAYS

2006
New Year’s Day	January 2 (observed)
Martin Luther King, Jr. Day	January 16
Washington’s Birthday	February 20 (observed)
Good Friday	April 14
Memorial Day	May 29
Independence Day	July 4
Labor Day	September 4
Thanksgiving Day	November 23
Christmas	December 25